  EXHIBIT 99.2

LOOP INDUSTRIES ANNOUNCES CHANGE OF CFO

MONTREAL, Quebec (November 13, 2018) – Loop Industries, Inc. (Nasdaq: LOOP), ("Loop" or the "Company" ), a leading technology innovator in sustainable plastic resin and polyester fiber, today announced that CFO Frank Zitella has resigned from the Company effective December 6. The Company would like to thank Mr. Zitella for his contributions during the past year and wish him success in the new position which he has accepted.

Loop is currently finalizing an employment agreement with a highly respected public company CFO who is expected to join the Company at the beginning of January, once he has completed his existing commitments. The incoming CFO has a successful track record spanning over 30 years in business development, operations management and financing, combined with an excellent reputation and name recognition in capital markets.

The Company's management team, with oversight from its experienced Board of Directors, is comfortable with the plan to manage the transition in CFO responsibilities prior to the start date of the new CFO. Loop expects to be in a position to formally announce the new appointment prior to the year-end holiday season.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to transform the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries, Instagram: loopindustries and FB: http://www.facebook.com/Loopindustrie/

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) unexpected industry competition, (iv) the need to raise capital to meet business requirements, (v) our manufacturing facility, and (vi) and our ability to sell our products in order to generate revenues. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investors:

Jason Assad

LR Advisors LLC.

678-570-6791

jwassad@bellsouth.net

Media Inquiries:

Nelson Switzer

Loop Industries

+1 (450) 951-8555 ext. 230

nswitzer@loopindustries.com